Exhibit 10.3
July 8, 2009
NetApp, Inc.
495 East Java Drive
Sunnyvale, CA 94089
Attention: Daniel J. Warmenhoven, Chief Executive Officer and Chairman of the Board
Telecopy No.: (408) 822-4412
Re:	Termination Notice under Agreement and Plan of Merger, dated May 20, 2009 (“Merger Agreement”)
Dear Dan:
Pursuant to Section 8.1(h) of the Merger Agreement, I am notifying you of the following:
(a)	on Monday, July 6, 2009, by an email sent by Joseph M. Tucci to Aneel Bhusri, EMC Corporation (“EMC”), made an unsolicited Acquisition Proposal (as defined in the Merger Agreement) pursuant to Amendment No. 6 to the Tender Offer Statement on Schedule TO originally filed on June 2, 2009, as amended on June 3, 2009, June 9, 2009, June 15, 2009, June 17, 2009 and June 26, 2009 (the “Schedule TO”) by EMC and Envoy Merger Corporation, a Delaware corporation and wholly owned subsidiary of EMC, to acquire all outstanding shares of Data Domain, Inc. (“Data Domain”) common stock for $33.50 per share in cash (the “Tender Offer”);

(b)	the Data Domain board of directors (the “Data Domain Board”) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Tender Offer constitutes a Superior Proposal (as defined in the Merger Agreement);

(c)	the Data Domain Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that, in light of the Superior Proposal, the failure to terminate the Merger Agreement pursuant to Section 8.1(h) is reasonably likely to be a breach of its fiduciary duties to the Data Domain stockholders under Delaware Law (as defined in the Merger Agreement); and

(d)	the Data Domain Board gave NetApp, Inc. (“NetApp”) written notice on Tuesday, July 7, 2009:
(i)	of the Tender Offer and (A) made available at the website listed on Exhibit A the letter, dated July 6, 2009, from Joseph M. Tucci, the Chairman, President and Chief Executive Officer of EMC, to Aneel Bhusri, the Chairman of the Data Domain Board (the “Letter”), (B) made available at the website listed on Exhibit B the proposed agreement and plan of merger to be entered into between EMC and Data Domain (the “EMC Merger Agreement”) and (C) made available at the website listed on Exhibit C the Schedule TO, which constitute all related agreements, commitment letters and other material documents provided or otherwise furnished by EMC,

(ii)	that the Data Domain Board intends to terminate the Merger Agreement pursuant to Section 8.1(h) of the Merger Agreement in response to the Tender Offer, and

(iii)	of the opportunity to meet with the Data Domain Board and the Company’s financial advisors and outside counsel at such times as NetApp may reasonably request for the purpose of enabling NetApp and Data Domain to discuss in good faith the Merger Agreement and the terms and conditions thereof, and any modifications of the terms and conditions of the Merger Agreement that NetApp may propose in response thereto.
(e)	later on Tuesday, July 7, 2009, NetApp waived the requirement pursuant to Section 8.1(h)(iv) and Section 8.1(h)(v) of the Merger Agreement that the Data Domain Board must give NetApp at least five (5) Business Days prior written notice of the information contained in (d) above, prior to Data Domain terminating the Merger Agreement under Section 8.1(h) of the Merger Agreement;

(f)	following NetApp’s waiver of the five (5) Business Day period, (i) NetApp has not made a proposal at least as favorable or more favorable to the Data Domain stockholders as the Tender Offer and (ii) the Data Domain Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) the Tender Offer continues to constitute a Superior Proposal, and (B) in light of such Superior Proposal, the failure to terminate the Merger Agreement pursuant to Section 8.1(h) of the Merger Agreement is reasonably likely to be a breach of its fiduciary duties to the Data Domain stockholders under Delaware Law;

(g)	the Data Domain Board has approved (i) the termination of the Merger Agreement and (ii) the entry into the EMC Merger Agreement; and

(h)	concurrently with the termination of the Merger Agreement pursuant to Section 8.1(h) of the Merger Agreement (and as a condition to the effectiveness of such termination), Data Domain is, concurrently with the delivery of this notice, (i) entering into a definitive agreement for the Superior Proposal (i.e., the EMC Merger Agreement) and (ii) wiring to a NetApp bank account designated by Steve Gomo, a fee equal to Fifty Seven Million Dollars ($57,000,000) pursuant to Section 8.3(b)(iv) of the Merger Agreement.
[Remainder of Page Intentionally Left Bank]

Sincerely,
/s/ Frank Slootman
Frank Slootman
President and Chief Executive Officer

cc:	Aneel Bhusri, Data Domain
Michael Scarpelli, Data Domain
Robert Specker, Data Domain
Gordon K. Davidson, Fenwick & West
Dennis R. DeBroeck, Fenwick & West
R. Gregory Roussel, Fenwick & West
Andrew Kryder, NetApp, Inc.
Steven E. Bochner, Wilson Sonsini Goodrich & Rosati
Nate Gallon, Wilson Sonsini Goodrich & Rosati
Michael S. Ringler, Wilson Sonsini Goodrich & Rosati

Exhibit A
Letter from EMC
http://sec.gov/Archives/edgar/data/790070/000119312509144078/dex99a1xvi.htm

Exhibit B
Draft Agreement and Plan of Merger proposed by EMC
http://sec.gov/Archives/edgar/data/790070/000119312509144078/dex99d1ii.htm

Exhibit C
Schedule TO
http://sec.gov/Archives/edgar/data/790070/000119312509144078/dsctota.htm